Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 19, 2025 with respect to the consolidated financial statements and internal control over financial reporting of Sonic Automotive, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of Sonic Automotive, Inc. on Form S-8 (File No. 333-81059, 333-81053, 333-69907, 333-69899, 333-65447, 333-49113, 333-69901, 333-95791, 333-46272, 333-46274, 333-102052, 333-102053, 333-109411, 333-117065, 333-124370, 333-142435, 333-142436, 333-159674, 333-159675, 333-180814, 333-180815, 333-204027, 333-217504, 333-232177, 333-256891, and 333-274836).

/s/ GRANT THORNTON LLP
Charlotte, North Carolina
February 19, 2025